Exhibit 99.1

111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington,
Announces Third-Quarter 2008 Earnings of $0.10 per Share
Capital Position and Liquidity Remain Strong
•     Total risk-based capital ratio of 11.0%, up from 10.9%
SPOKANE, Wash. — October 21, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced third-quarter 2008 earnings of $5.0 million, or $0.10 per diluted share, compared with third-quarter 2007 earnings of $26.5 million, or $0.51 per diluted share. Earnings for the nine months ended September 30, 2008 were $19.5 million, or $0.38 per diluted share, compared with earnings of $76.4 million, or $1.54 per diluted share, for the nine months ended September 30, 2007. Results for the third quarter of 2008 as well as for the first nine months of 2008 reflect higher provisions for credit losses primarily relating to Sterling’s residential construction portfolio. The provisions for credit losses for the third quarter of 2008 and the nine months of 2008 were $37.0 million and $105.1 million, respectively, compared with $3.9 million and $12.1 million, respectively, for the comparable periods one year ago.
“Sterling’s results reflect some dislocations in the Pacific Northwest economy caused by a variety of factors, including global disruptions to the financial system and the Boeing union strike. These events created a slowdown in the sale of residential product and thereby affected our borrowers and elevated our credit costs. The Pacific Northwest is insulated, but not isolated, from the broader economy. Still, the Pacific Northwest remains relatively strong,” stated Harold B. Gilkey, chairman and chief executive officer.
“Operationally, Sterling’s execution was solid. We slightly reduced the size of our balance sheet while shifting our mix of assets away from residential construction. We grew our deposits. We controlled operating costs. Our liquidity and capital positions remained strong. Our credit administration team proactively managed loan portfolio risk. In sum, we are managing through a difficult credit cycle while maintaining a safe, sound and secure banking practice,” said Mr. Gilkey.

Third-Quarter Highlights
(for the three month period ended September 30, 2008, compared with September 30, 2007)
•	Capital ratios remain above “well-capitalized” levels at 11.0%.

•	Available liquidity rose to over $3.0 billion.

•	Net interest income was $90.0 million.

•	Fees and service charges income grew 2% to $15.3 million.

•	Total deposits gained 4% to a record $8.07 billion.

•	Quarterly cash dividend was maintained at $0.10 per share.

•	Tangible book value per share increased 3% to $13.45.
Operating Results
Net Interest Income
Sterling’s net interest income was $90.0 million for the quarter ended September 30, 2008, compared with $93.7 million for the third quarter of 2007. Reversal of $8.5 million in accrued interest income on non-performing loans lowered third-quarter net interest margin by 29 basis points. Sterling’s net interest margin on a tax equivalent basis for the quarter was 3.04% compared with 3.50% in the third quarter of 2007, representing a 46-basis-point decline year over year. The primary driver for net interest margin compression was increased levels of non-performing assets. Sterling’s asset sensitivity also contributed to net margin compression on a year-over-year basis. Sterling re-priced and repositioned its funding sources to offset a cumulative 325 basis point decline in the federal funds rate that occurred over the prior five quarters. On a linked-quarter basis, net interest margin decreased 19 basis points from 3.23% reported at June 30, 2008. In the second quarter of 2008, reversal of interest income on non-performing loans lowered net interest margin 16 basis points.
Net interest income for the first nine months of 2008 increased 5% to $276.2 million from $263.3 million over the first nine months of 2007. Net interest margin on a tax equivalent basis for the nine-month period was 3.17% in 2008, compared with 3.45% for the same period a year ago. Sterling’s higher levels of non-performing assets and asset sensitivity were also the reasons for the decline in net interest margin for the first nine months of 2008 over the comparable period last year.
Non-Interest Income
Non-interest income was $23.0 million for the quarter ended September 30, 2008, compared with $24.2 million for the quarter ended September 30, 2007. For the first nine months of 2008,

non-interest income was $69.7 million compared with $72.4 million for the first nine months of 2007. Lower non-interest income for both the quarter and year-to-date periods mainly reflects reduced levels of mortgage banking income.
The largest component of non-interest income, fees and service charges income, rose 2% to $15.3 million in the third quarter of 2008 from $15.0 million in the third quarter of 2007. For the first nine months of 2008, fees and service charges income was up 11% to $45.5 million from $40.9 million for the first nine months of 2007. The quarterly and year-to-date increases in fees and service charges income reflect higher analyzed account fees, loan-related fees, transaction fees, and fees from Sterling’s Balance Shield program. The total number of transaction accounts for the third quarter of 2008 grew 2% over the third quarter of 2007 and was up 2%, on an annualized basis, from the second quarter of 2008.
Income from mortgage banking operations was $6.4 million for the third quarter of 2008, compared with $7.3 million for the third quarter of 2007. For the third quarter of 2008, total residential mortgage originations were $336.4 million, with loans sales of $288.2 million, compared with originations of $369.2 million and loans sales of $308.2 million in the third quarter of 2007. “The markets for the origination and sale of commercial mortgage and small business administration loans slowed significantly. Throughout the quarter, however, residential mortgage originations and loan sales were within expectation thanks to government actions to maintain capital and liquidity in the secondary mortgage market,” commented Mr. Gilkey. For the nine-month period, mortgage banking operations income was $20.9 million, compared with $26.0 million for the prior-year’s comparable period. For the three-month and nine-month periods of 2008, mortgage banking income reflects a decrease in brokered fee income and lower gains on nonresidential loan sales.
Non-Interest Expenses
Non-interest expenses were $71.5 million for the third quarter of 2008, compared with $72.4 million for the second quarter of 2008, and $74.1 million for the third quarter of 2007. Sterling kept its overhead expenses relatively flat compared with the second quarter of 2008 as a result of ongoing cost-saving initiatives. The number of full-time equivalent employees decreased by 22 to 2,523. ''Sterling continues to make progress in improving its cost structure. Our ratio of non-interest expense to total average assets was 2.24% this quarter versus 2.29% last quarter and 2.54% in the year-ago quarter. We are doing more with equivalent resources,” Mr. Gilkey added.

For the nine-month period ended September 30, 2008, non-interest expenses rose 3% to $216.1 million from $209.7 million for the nine-month period ended September 30, 2007. The increase in non-interest expense primarily reflects overall company growth and increases in FDIC deposit insurance premiums.
Performance Ratios
Performance ratios for the quarter ended September 30, 2008 reflect lower earnings due to elevated levels of provisions for the first nine months of 2008. “We are adding to our reserves to address credit quality issues in our portfolio. We anticipate that our performance ratios will rebound when credit provisions return to more normalized levels,” Mr. Gilkey stated.
•	Return on average assets was 0.16% for the third quarter of 2008, compared with 0.37% for the second quarter of 2008 and 0.91% for the third quarter of 2007.

•	Return on average equity was 1.7% for third-quarter 2008, compared with 3.9% for second-quarter 2008 and 9.3% for third-quarter 2007.

•	Operating efficiency ratio was 63.3% in the third quarter, compared with 60.6% in the second quarter and 62.9% in the prior-year quarter.
Lending
Lending results for the third quarter of 2008 reflect a slowing economy that is beginning to show signs for less demand for credit, as well as Sterling’s strategic decision to reduce slightly the size of its balance sheet by altering its asset mix away from residential construction and toward commercial and consumer customer relationships.
At September 30, 2008, Sterling’s loans receivable were $9.07 billion, compared with $9.22 billion at the end of the second quarter of 2008 and $8.75 billion at the end of the third quarter of 2007. On a linked-quarter basis, Sterling’s construction portfolio shrank $145.0 million and continued to decline as a percentage of the total loan portfolio.
Construction originations in the third quarter decreased $60.9 million over the second quarter of 2008 and declined 83% over the third quarter of 2007 to $97.2 million. Reflecting this decline in construction loans, Sterling’s total loan originations were $759.5 million for the quarter ended September 30, 2008, compared with $1.06 billion for the second quarter of 2008 and $1.38 billion for the third quarter of 2007.

Credit Quality
In the third quarter of 2008, Sterling recorded a $37.0 million provision for credit losses, compared with $31.0 million for the linked quarter and $3.9 million for the same period a year ago. This provision stems from higher levels of classified assets, which include non-performing assets. As of September 30, 2008, classified assets were $671.5 million, compared with $497.5 million at June 30, 2008, and $215.6 million at September 30, 2007. Residential construction assets continue to make up approximately two thirds of all classified assets.
At September 30, 2008, non-performing assets were $436.7 million, compared with $303.4 million at June 30, 2008, and $61.8 million at September 30, 2007. Real estate owned, which is included in non-performing assets, was $55.0 million at quarter end, compared with $23.0 million in the linked quarter and $3.4 million in the year-ago quarter. Real estate owned represents a key part of the process of resolving non-performing assets, in which the bank gains control of problem assets and then sets about to dispose of them in an orderly fashion.
Residential construction loans continue to be the main constituent of non-performing assets, representing $316.8 million, or 73% of non-performing assets. Of the $133.3 million increase in non-performing assets in the third-quarter 2008 over the second-quarter, residential construction made up $75.9 million and other loan collateral types constituted $57.4 million of the increase. Residential construction non-performing assets rose 31% over the linked quarter; the increase primarily was a result of one large relationship based in Portland. Excluding this non-performing asset, residential construction non-performing assets rose 14%. The other portion of the $133.3 million increase in non-performing assets was associated with non-performing assets within Sterling’s residential mortgage and commercial portfolios and were mainly tied to borrowers working in or associated with real estate brokerage, residential construction or the housing industry.
“We are one year-plus into this current credit crisis. In the month of September, we witnessed a glimmer of recovery in the house marketing – a rise in the number of pending home sales in the Puget Sound region as well as Washington State. Nonetheless, non-performing assets, particularly those related to residential construction, are likely to remain elevated over the next several quarters. Sterling has the capital reserves and earnings capacity to continue to manage through this difficult cycle and an excellent asset recovery team to resolve problem assets,” said Mr. Gilkey. “We are fortunate to reside in one of the strongest regions of the country. Compared to other regions of the country, the Puget Sound region, our largest market, continues to perform relatively well. Non-performing loans related to this market amount to $38.1 million, or 4% of outstanding commitments,” Mr. Gilkey added.
The accompanying table shows an analysis of Sterling’s non-performing assets by loan category and geographic region for the current and prior two quarters.
NON-PERFORMING ASSET ANALYSIS
($ in millions)

	9/30/2008		6/30/2008		3/31/2008
		% of Gross		% of		% of
	Amt	NPAs	Amt	Gross	Amt	Gross

Residential construction (by location)
Portland	$92.6	21%	$46.1	15%	$7.6	3%
Boise	41.0	9%	34.9	12%	37.3	17%
Utah	38.1	9%	36.2	12%	14.8	7%
Puget Sound	38.1	9%	31.0	10%	23.4	10%
S. California	32.3	8%	40.1	13%	28.0	13%
Bend	22.8	5%	19.7	6%	20.9	9%
Vancouver	19.7	5%	19.9	7%	19.9	9%
Other	32.2	7%	13.0	4%	16.6	8%

Total residential construction	316.8	73%	240.9	79%	168.5	76%
Other loan categories	119.9	27%	62.5	21%	54.6	24%

Total gross NPAs	$436.7	100%	$303.4	100%	$223.1	100%

Specific reserves	(37.6)		(40.6)		(19.1)

Total net NPAs	$399.1		$262.8		$204.0

At September 30, 2008, the allowance for credit losses totaled $183.7 million, or 1.99% of total loans, compared with $168.7 million, or 1.80% of total loans, at June 30, 2008, and $108.3 million, or 1.22% of total loans, at September 30, 2007. The year-to-date ratio of net charge-offs to average loans was 0.41% compared with 0.03% in the comparable period last year. “Our year-to-date experience with resolving non-performing credits suggests that our actual loan loss content is in line with our estimated loan loss allowances,” said Mr. Gilkey. Management believes the allowance is adequate and appropriate given its current analysis of the loan portfolio and the relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.

Balance Sheet and Capital Management
At September 30, 2008, Sterling’s total assets were $12.62 billion, compared with total assets of $12.70 billion at June 30, 2008, and $11.75 billion at September 30, 2007. The total value of Sterling’s cash, cash equivalents and high grade investment securities was $2.41 billion at September 30, 2008. Sterling’s investment securities provide substantial liquidity and collateral for borrowings. As of September 30, 2008, Sterling had additional capacity of over $1.3 billion through the Federal Home Loan Bank of Seattle, plus access to over $1.8 billion in additional liquidity through the Federal Reserve, correspondent relationships and available securities. “Sterling’s liquidity position remained strong and improved slightly relative to the second quarter of 2008. Sterling had no exposure to equity investments of either Fannie Mae or Freddie Mac,” Mr. Gilkey stated.
At September 30, 2008, Sterling’s tangible book value per share was $13.45, up from $13.08 at the end of the third quarter of 2007, and up from $13.41 at the end of the second quarter of 2008. The year-over-year increase in tangible book value reflects the retention of earnings and the improvement in the unrealized market value of the securities portfolio, whereas the quarter-to-quarter increase in tangible book value reflects an increase in the unrealized market value of the securities portfolio. During the quarter, Sterling completed its analysis of the value of goodwill as of June 30, 2008, and concluded that there was no impairment of goodwill. However, given market volatility, Sterling will continue to monitor its goodwill value and impairment indicators on a quarterly basis. Sterling’s ratio of tangible shareholders’ equity to tangible assets was 5.77% at the end of the third quarter of 2008, compared with 5.97% reported at the end of the third quarter of 2007, and 5.71% at the end of the second quarter of 2008. Risk-based capital ratios continue to exceed the “well-capitalized” requirements. Sterling’s Tier I and total risk-based capital ratio were 9.7% and 11.0%, respectively, and above the regulatory minimum “well-capitalized” requirements of 6.0% and 10.0%, respectively.
Sterling is currently evaluating the federal government’s Troubled Asset Relief Program created pursuant to the recently enacted Emergency Economic Stabilization Act, which includes legislation concerning access to capital, problem asset resolution and other items.

Third-Quarter 2008 Earnings Conference Call
Sterling will host a conference call for investors the morning of October 22, 2008, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0003 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-4009. The continuous replay will be offered through December 15, 2008, at 11:59 p.m. PST. Investors may also access Sterling’s 2008 third-quarter earnings conference call live via audio webcast at Sterling’s website.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30, 2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “‘anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ’’estimates’’ and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contacts:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne, EVP/Chief Financial Officer	Jennifer Lutz, PR Administrator
Deborah L. Wardwell, VP/Investor Relations Director	509-368-2032
509-458-3711 or 509-354-8165